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                                  EX. 99-B.4.13

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to add the following new provisions to the end of Section 6.02 - SURRENDER FEE:

     No Surrender Fee is deducted from any portion of the Individual Account which is paid:

     On and after the tenth anniversary of the Effective Date of the Individual Account; or

     When the Individual Account Cash Value is $2,500 or less and no surrenders have been taken from the Individual Account within the prior 12 months. If there is more than one Individual Account under the Contract for a Participant, then this provision will only apply when the total in all of the Participant's Individual Accounts is $2,500 or less.

Endorsed and made a part of this Contract on May 1, 1989 or the Effective Date of the Contract whichever is later.

                                         /s/ Thomas J. McInerney

                                         President
                                         ING Life Insurance and Annuity Company